Exhibit 1

(Agreement with Performance Trust Capital Partners)

January 4, 2021

Board of Directors

Oconee Financial Corporation

Oconee State Bank

35 North Main Street

Watkinsville, Georgia 30677

Board of Directors

Elberton Federal Savings & Loan Association

6 Church Street

Elberton, Georgia 36035

Ladies and Gentlemen:

We understand that the Board of Directors of Oconee Financial Corporation (the “Company”) and Oconee State Bank (the “Bank” and collectively with the Company, “Oconee”) are considering the adoption of an Agreement and Plan of Conversion Merger (the “Plan”) in connection with the proposed conversion of Elberton Federal Savings & Loan Association (“Elberton Federal” and collectively, with the Company and the Bank, the “Parties”) from mutual to stock form and the merger of Elberton Federal with and into Oconee State Bank, the wholly owned subsidiary of the Company (the “Merger”).

SERVICES

Performance Trust Capital Partners, LLC (“Performance Trust”) will provide on an exclusive basis financial advisory and investment banking services to the Parties in connection with the Merger. It will work with the Parties and their management, counsel, accountants and other advisors on the Merger and anticipate that our services (the “Services”) will include the following, each as may be necessary and as the Parties may reasonably request:

1.	Reviewing with the Boards of the Parties the financial terms and impact of the Merger;

2.

Reviewing the Plan and any related ancillary documents (it being understood that preparation and filing of such documents will be the responsibility of the Parties and their counsel) and assistance with the Merger negotiations; and

3.	Providing such other general advice and assistance as may be reasonably requested to promote the successful completion of the Merger.

FEES

For the Services, each of Oconee and Elberton Federal agrees to pay Performance Trust (1) $15,000 at the time of the signing of this letter agreement; and (2) $25,000 at the time of the signing of the Plan. Additionally, Oconee agrees to pay Performance Trust $95,000 at the closing of the Merger. These fees are based upon the requirements of current regulations and the Plan as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur and shall not exceed $5,000. The Bank will inform Performance Trust within a reasonable period of time of any changes in the Plan that require changes in Performance Trust’s services.

COSTS AND EXPENSES

As is customary, the Parties will bear all other expenses incurred in connection with the Merger, including, without limitation, (i) the cost of obtaining all regulatory approvals; (ii) the cost of printing and distributing any required member or shareholder materials; and (iii) all fees and disbursements of the Parties’ counsel, accountants, transfer agent and other advisors. In the event Performance Trust incurs any such fees and expenses on behalf of the Parties, the Parties will reimburse Performance Trust for such fees and expenses whether or not the Merger is consummated; provided, however, that Performance Trust shall not incur any substantial expenses on behalf of the Company without prior approval, which approval will not be unreasonably withheld.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its Services under this agreement, as authorized by the Parties or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Performance Trust agrees that it will treat as confidential all material, non-public information relating to the Parties obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Performance Trust may disclose such information to its employees, agents and advisors who are assisting or advising Performance Trust in performing its Services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by Performance Trust in breach of the confidentiality obligations contained herein, (b) was available to Performance Trust on a non-confidential basis prior to its disclosure to Performance Trust by the Parties, (c) becomes available to Performance Trust on a non-confidential basis from a person other than the Parties, who is not otherwise known to Performance Trust to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Parties or (d) is independently developed by Performance Trust without use of or reference to the Confidential Information disclosed to Performance Trust pursuant to the engagement hereunder.

Upon the written request of any of the Parties, Performance Trust will promptly, but in any event within ten (10) business days after receipt of such request, return, destroy (to the extent technically practicable) or cause the return or destruction of all Confidential Information in written form or set forth in other tangible media provided to it by or on behalf of the Parties (in each case including all copies); provided, however, that nothing herein will be construed to limit Performance Trust’s ability to retain archival copies of Confidential Information as may be required to fulfill its legal and regulatory obligations and its compliance and recordkeeping obligations policies or procedures. Any destruction of materials shall be verified promptly to the Parties by Performance Trust in writing. Any Confidential Information that has not been returned or destroyed, including, without limitation, any oral Confidential Information, shall remain subject to the confidentiality obligations set forth in this letter agreement.

If Performance Trust is requested or required under applicable law or by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legally binding process, to disclose any Confidential Information relating to the Parties, it is agreed that Performance Trust (if legally permitted to do so) will provide the Parties with prompt notice of any such request or requirement (written, if practical) and otherwise provide reasonable cooperation to the Parties (at the Parties’ expense) to enable the Parties to seek an appropriate protective order or other appropriate remedy or to waive compliance with the provisions of this letter agreement. Notwithstanding the foregoing, no such notice shall be required in the case of a routine audit or regulatory or administrative review of Performance Trust not specifically related to the Parties. In the event that such protective order or other remedy is not obtained, or that the Parties grant a waiver as provided hereby, Performance Trust may furnish that portion (and only that portion) of the Confidential Information that it is legally compelled to disclose and with respect to which it agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information by the receiving party compelling such disclosure. In any event, Performance Trust will not oppose action by the Parties to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

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The Parties hereby acknowledge and agree that the financial models and presentations used by Performance Trust in performing its Services hereunder have been developed by and are proprietary to Performance Trust and are protected under applicable copyright laws. The Parties agree that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Performance Trust.

INDEMNIFICATION

In connection with Performance Trust’s engagement to advise and assist the Parties as provided herein, each of the Parties , jointly and severally, agrees to indemnify and hold Performance Trust and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Performance Trust and each such person being an “Indemnified Party”) harmless, to the fullest extent permitted by law, from and against any and all losses, direct or class action claims, damages, costs and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out the engagement of Performance Trust pursuant to, or the performance by Performance Trust of the services contemplated by, this letter agreement, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses and costs of production or response) as they are incurred, including expenses incurred in connection with the investigation, responding, preparation for or defense of any pending or threatened regulatory inquiry, subpoena or discovery response, claim or any action or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which Indemnified Party is a party or inquiry of which Indemnified Party is subject; provided, however, that the Parties will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense which are finally judicially determined to have resulted primarily from Performance Trust’s bad faith, gross negligence, or intentional misconduct.

If the foregoing indemnification is judicially determined to be unavailable for any reason, then, in lieu of indemnifying such Indemnified Party, the Parties agree to contribute to such losses, claims, damages, costs, liabilities and expenses (a) in such proportion as is appropriate to reflect the relative benefits to the Parties, on the one hand, and Performance Trust, on the other hand, of the engagement provided for in this letter agreement or (b) if the allocation provided for in clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a) but also the relative fault of each of the Parties and Performance Trust, as well as any other relevant equitable consideration; provided, however, in no event shall Performance Trust’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Performance Trust under this letter agreement. For the purposes of this letter agreement, the relative benefits to the Parties and to Performance Trust of the engagement under this letter agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Parties or the Parties members, as the case may be, in the Merger, whether or not any such Merger is consummated, bears to (b) the fees paid or to be paid to Performance Trust under this letter agreement.

The Parties agree to notify Performance Trust promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this letter agreement. The Parties will not, without Performance Trust’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (a) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

MATTERS RELATING TO ENGAGEMENT

The Parties acknowledge and agree that Performance Trust has been engaged solely as an independent contractor to provide the Services set forth herein. In rendering such Services, Performance Trust will be acting solely pursuant to a contractual relationship on an arm’s length basis with respect to such Services and not as a fiduciary to the Parties or any other

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person. Additionally, the Parties acknowledge that Performance Trust is not advising the Parties or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Parties shall consult with its own advisors concerning such matters and Performance Trust shall have no responsibility or liability to the Parties with respect thereto. The Parties also acknowledge that nothing in this letter agreement is intended to create duties to the Parties beyond those expressly provided for in this letter agreement or to create duties of any kind to the Parties’ creditors or security holders, and Performance Trust and the Parties specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party. Finally, the Parties agree that Performance Trust may perform the Services contemplated hereby in conjunction with its affiliates, and that any affiliates of Performance Trust performing the Services hereunder shall be entitled to the benefits and be subject to the terms of this letter agreement.

The Parties acknowledge that Performance Trust is a securities firm engaged in securities, trading and brokerage activities and providing investment banking and financial advisory services. In addition, Performance Trust and its affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you. The Parties also acknowledge that Performance Trust and its affiliates have no obligation to use in connection with this engagement or to furnish the Parties, confidential information obtained from other persons.

REPRESENTATIONS

Each of the Parties represent and warrant that it has all requisite power and authority to enter into and carry out the terms and provisions of this letter agreement, the execution, delivery and performance of this letter agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this letter agreement has been duly authorized, executed and delivered by it.

MISCELLANEOUS

This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This letter agreement can only be altered by written consent signed by the parties.

It is understood that the provisions contained under the caption “Representations” will survive any termination of this letter agreement.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. The Parties and Performance Trust irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this letter agreement or the performance of the Services hereunder.

Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this letter agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. The Parties hereby agree that service of any process, summons, notice or document by hand delivery or registered mail addressed to the Parties, shall be effective service of process for any suit, action or proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Parties agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Parties and may be enforced in any other court to whose jurisdiction each of the Parties is or may in the future be subject, by suit upon judgment. The Parties further agree that nothing herein shall affect Performance Trust’s right to effect service of process in any other manner permitted by law or to bring a suit, action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Performance Trust the duplicate copy of this letter agreement enclosed herewith.

Very truly yours,

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

By:	/s/ R. Lee Burrows, Jr.
R. Lee Burrows, Jr.
Vice Chairman-Investment Banking

Accepted and agreed to as of the date first above written:

OCONEE FINANCIAL CORPORATION

OCONEE STATE BANK

By:	/s/ T. Neil Stevens
T. Neil Stevens
President, Chief Executive Officer and Director

ELBERTON FEDERAL SAVINGS & LOAN ASSOCIATION

By:	/s/ R. Daniel Graves
R. Daniel Graves
Chief Executive Officer and Director

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December [•], 2020

Board of Directors

Oconee Financial Corporation

35 North Main Street

Watkinsville, Georgia 30677

Attention:	Mr. T. Neil Stevens

President, Chief Executive Officer and Director

Ladies and Gentlemen:

We understand that the Board of Directors of Oconee Financial Corporation (the “Company”) and Oconee State Bank (the “Bank”) are considering the adoption of an Agreement and Plan of Conversion Merger in connection with the proposed conversion of Elberton Federal Savings & Loan Association (“Elberton Federal”) from mutual to stock form (the “Conversion”) and the merger of Elberton Federal with and into Oconee State Bank, the wholly owned subsidiary of the Company (the “Merger”). As a part of the Merger, the Company intends to offer and sell certain shares of its common stock (the “Shares”) in a community offering. Performance Trust Capital Partners, LLC (“Performance Trust”) is pleased to assist the Company on a best efforts basis with the Offering, as such term is hereinafter defined, and this letter agreement is to confirm the terms and conditions of our engagement as exclusive marketing agent to the Company.

Under the terms of the Agreement and Plan of Conversion and the Plan and a Plan of Conversion Merger to be adopted by Elberton Federal and the Bank (collectively, the “Plan”), and applicable regulations, the Shares will be offered first to eligible members of Elberton Federal (the “Subscription Offering”). Subject to the prior rights of subscribers in the Subscription Offering, the Shares may be offered in a community offering, with a preference given in the community offering to residents of the communities served by the Elberton Federal and to shareholders of the Company (the “Community Offering,” and together with the Subscription Offering, the “Subscription and Community Offering”). Shares not subscribed for in the Subscription and Community Offering, if any, may be offered to the general public by Performance Trust on a best efforts basis (“Syndicated Offering” and together with the Subscription and Community Offering and Syndicated Offering, the “Offering”). Performance Trust may, in consultation with the Company, form a syndicate of registered dealers to assist in any Syndicated Offering.

SERVICES

Performance Trust will act as exclusive marketing agent for the Company in the Offering and will serve as sole manager of any Syndicated Offering. It will work with the Company and its management, counsel, accountants and other advisors on the Offering and anticipate that our services (the “Services”) will include the following, each as may be necessary and as the Company may reasonably request:

1.	Consulting as to the marketing implications of the Plan;

2.	Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of Elberton Federal;

3.

Reviewing all offering documents, including the prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting in the design and implementation of a marketing strategy for the Offering;

5.	Assisting Company management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offering;

6.	Employee training; and

7.	Providing such other general advice and assistance as may be reasonably requested to promote the successful completion of the Offering.

SUBSCRIPTION AND COMMUNITY OFFERING FEES

If the Offering is consummated, the Company agrees to pay Performance Trust for its Services a fee (the “Service Fee”) of seven percent (7.00%) of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Subscription and Community Offering. For purposes of this letter agreement, the term “Actual Purchase Price” shall mean the price at which the Shares of Common Stock are sold in the Offering.

If (a) Performance Trust ’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter agreement captioned “Definitive Agreement,” or (b) the Company either terminates the Offering or determines to not proceed with the Offering, no fees shall be payable by the Company to Performance Trust hereunder; however, the Company shall reimburse Performance Trust for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder and for any fees and expenses incurred by Performance Trust on behalf of the Company pursuant to the second paragraph under the section captioned “Costs and Expenses” below.

All fees and expense reimbursements payable to Performance Trust hereunder shall be payable in immediately available funds at the time of the closing of the Offering, or upon the termination of Performance Trust’s engagement hereunder or termination of the Offering, as the case may be. In recognition of the long lead times involved in the stock offering process, the Company agrees to pay Performance Trust a one-time non-refundable management fee (the “Management Fee”) in the amount of $40,000, payable upon execution of this letter agreement. The Management Fee shall be deemed to have been earned in full when due. The Management Fee will be credited against the Service Fee.

SYNDICATED COMMUNITY OFFERING

If any shares of the Common Stock remain available after the expiration of the Subscription and Community Offering, at the request of the Company and subject to the continued satisfaction of the conditions set forth in the second paragraph under the section captioned “Definitive Agreement” below, Performance Trust will seek to sell such Common Stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions to be set forth in a selected dealers agreement, and may, in consultation with the Company, form a syndicate of registered dealers to assist in such efforts. With respect to any Shares of Common Stock sold by Performance Trust or any other FINRA member firm under any selected dealers agreements in a Syndicated Community Offering, the Company agrees to pay a commission of seven percent (7.00%) of the aggregate Actual Purchase Price of the Shares of Common Stock sold in such Syndicated Community Offering. Performance Trust will endeavor to distribute the Common Stock among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Performance Trust be obligated to take or purchase any shares of the Common Stock in the Offering.

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COSTS AND EXPENSES

In addition to any fees that may be payable to Performance Trust hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Performance Trust, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, communications, syndication and travel expenses, up to a maximum of $45,000 for legal fees and expenses and $10,000 for all other out-of-pocket expenses for a total of $55,000; provided, however, in the event that a Syndicated Community Offering is conducted, such expense reimbursement amount shall be increased to $60,000; and provided, further, that Performance Trust shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter agreement.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the Shares in the various states; (iv) listing fees; (v) all fees and disbursements of the Company’s counsel, accountants, records management agent, transfer agent and other advisors; and (vi) the establishment and operational expenses for the Stock Information Center (e.g., postage, telephones, supplies, temporary employees, etc.). In the event Performance Trust incurs any such fees and expenses on behalf of the Company, the Company will reimburse Performance Trust for such fees and expenses whether or not the Offering is consummated; provided, however, that Performance Trust shall not incur any substantial expenses on behalf of the Company without prior approval, which approval will not be unreasonably withheld.

DUE DILIGENCE REVIEW

Performance Trust’s obligation to perform the Services contemplated by this letter agreement shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company, the Bank, Elberton Federal and their directors, officers, agents and employees, as Performance Trust and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Performance Trust all information that Performance Trust requests, and will allow Performance Trust the opportunity to discuss with the management of the Company the financial condition, business and operations of the Company and the Bank will use its best efforts to allow Performance Trust the opportunity to discuss with the management of Elberton Federal the financial condition, business and operations of Elberton Federal. The Company acknowledges that Performance Trust will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Performance Trust and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Performance Trust ’s participation therein, and shall furnish Performance Trust a copy thereof addressed to Performance Trust or upon which such counsel shall state Performance Trust may rely.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its Services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Performance Trust agrees that it will treat as confidential all material, non-public information relating to the Company and the Bank obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Performance Trust may disclose such information to its employees, agents and advisors who are assisting or advising Performance Trust in performing its Services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by Performance Trust in breach of the

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confidentiality obligations contained herein, (b) was available to Performance Trust on a non-confidential basis prior to its disclosure to Performance Trust by the Company, (c) becomes available to Performance Trust on a non-confidential basis from a person other than the Company, who is not otherwise known to Performance Trust to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company or (d) is independently developed by Performance Trust without use of or reference to the Confidential Information disclosed to Performance Trust pursuant to the engagement hereunder.

Upon the written request of the Company, Performance Trust will promptly, but in any event within ten (10) business days after receipt of such request, return, destroy (to the extent technically practicable) or cause the return or destruction of all Confidential Information in written form or set forth in other tangible media provided to it by or on behalf of the Company (in each case including all copies); provided, however, that nothing herein will be construed to limit Performance Trust’s ability to retain archival copies of Confidential Information as may be required to fulfill its legal and regulatory obligations and its compliance and recordkeeping obligations policies or procedures. Any destruction of materials shall be verified promptly to the Company by Performance Trust in writing. Any Confidential Information that has not been returned or destroyed, including, without limitation, any oral Confidential Information, shall remain subject to the confidentiality obligations set forth in this letter agreement.

If Performance Trust is requested or required under applicable law or by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legally binding process, to disclose any Confidential Information relating to the Company or the Bank, it is agreed that Performance Trust (if legally permitted to do so) will provide the Company with prompt notice of any such request or requirement (written, if practical) and otherwise provide reasonable cooperation to the Company (at the Company’s expense) to enable the Company to seek an appropriate protective order or other appropriate remedy or to waive compliance with the provisions of this letter agreement. Notwithstanding the foregoing, no such notice shall be required in the case of a routine audit or regulatory or administrative review of Performance Trust not specifically related to the Company. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver as provided hereby, Performance Trust may furnish that portion (and only that portion) of the Confidential Information that it is legally compelled to disclose and with respect to which it agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information by the receiving party compelling such disclosure. In any event, Performance Trust will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

The Company hereby acknowledges and agrees that the financial models and presentations used by Performance Trust in performing its Services hereunder have been developed by and are proprietary to Performance Trust and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Performance Trust.

INDEMNIFICATION

The Company agrees to indemnify and hold Performance Trust and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Performance Trust Indemnified Parties” and each such person being an “Performance Trust Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Performance Trust Indemnified Party may become subject under applicable federal or state law, or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the offering documents, including documents described or incorporated by reference therein, or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the Shares or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based in whole or in part on any inaccuracy in the representations or warranties of the Company or the Bank contained in any agency agreement, or any failure of the Company or the Bank to perform its respective obligations thereunder or (iii) related to or arising out of the Offering or the engagement of Performance Trust pursuant to, or the

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performance by Performance Trust of the Services contemplated by, this letter agreement, and will reimburse any Performance Trust Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable to Performance Trust (a) to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Performance Trust expressly for use therein, or (b) under clause (iii) of this paragraph to the extent that any such loss, claim, damage, liability or expense is finally judicially determined to be primarily attributable to the gross negligence, willful misconduct or bad faith of Performance Trust. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Performance Trust; provided, however, in no event shall Performance Trust’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Performance Trust pursuant to the provisions of this letter agreement. The Company further agrees that neither Performance Trust nor any of its controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this letter agreement or the Services to be rendered by Performance Trust hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence, bad faith or willful misconduct of Performance Trust.

The Company agrees to notify Performance Trust promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this letter agreement. The Company will not without Performance Trust’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Performance Trust Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Performance Trust Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Performance Trust Indemnified Party. If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the Company shall provide for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Performance Trust.

In no event shall a Performance Trust Indemnified Party be liable for any consequential, indirect, incidental, or special damages. The defense, indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of this letter agreement and shall be in addition to any liability that Performance Trust may otherwise have. The rights of the Performance Trust Indemnified Parties under this letter agreement shall be in addition to any rights that any Performance Trust Indemnified Party may have at common law, in equity, or otherwise. For the sole purpose of enforcing and otherwise giving effect to the provisions of this letter agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this letter agreement is brought against the Performance Trust Indemnified Parties.

The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this letter agreement and shall remain in full force and effect regardless of any termination of, or the completion of, any Performance Trust Indemnified Party’s Services hereunder.

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MATTERS RELATING TO ENGAGEMENT

The Company acknowledges and agrees that Performance Trust has been engaged solely as an independent contractor to provide the Services set forth herein. In rendering such Services, Performance Trust will be acting solely pursuant to a contractual relationship on an arm’s length basis with respect to such Services (including in connection with determining the terms of each Investment) and not as a fiduciary to the Company or any other person. Additionally, the Company acknowledges that Performance Trust is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and Performance Trust shall have no responsibility or liability to the Company with respect thereto. The Company also acknowledges that nothing in this letter agreement is intended to create duties to the Company beyond those expressly provided for in this letter agreement or to create duties of any kind to the Company’s creditors or security holders, and Performance Trust and the Company specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party. Finally, the Company agrees that Performance Trust may perform the Services contemplated hereby in conjunction with its affiliates, and that any affiliates of Performance Trust performing the Services hereunder shall be entitled to the benefits and be subject to the terms of this letter agreement.

The Company acknowledges that Performance Trust is a securities firm engaged in securities, trading and brokerage activities and providing investment banking and financial advisory services. In addition, Performance Trust and its affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you. The Company also acknowledges that Performance Trust and its affiliates have no obligation to use in connection with this engagement or to furnish the Company, confidential information obtained from other persons.

REPRESENTATIONS

The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this letter agreement, the execution, delivery and performance of this letter agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this letter agreement has been duly authorized, executed and delivered by it.

DEFINITIVE AGREEMENT

Performance Trust and the Company agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Company and Performance Trust with respect to the Services to be provided by Performance Trust in connection with the Offering, which will serve as a basis for Performance Trust commencing activities, and (b) the only legal and binding obligations of the Company and Performance Trust with respect to the Offering shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality”, “Representations” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive agency agreement (the “Agency Agreement”) to be entered into prior to the commencement of the Offering relating to the Services of Performance Trust in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Performance Trust and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Performance Trust’s execution of such Agency Agreement shall also be subject to (i) Performance Trust’s satisfaction with its investigation of each of the business, financial condition and results of operations of the Company, the Bank and Elberton Federal, (ii) preparation of offering materials that are satisfactory to Performance Trust and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Performance Trust, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the commencement of the proposed Offering. Performance Trust may terminate this agreement if such Agency Agreement is not entered into prior to July 31, 2021.

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MISCELLANEOUS

This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This letter agreement can only be altered by written consent signed by the parties.

It is understood that the provisions contained under the caption “Representations” will survive any termination of this letter agreement.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. The Company and Performance Trust irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this letter agreement or the performance of the Services hereunder.

Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this letter agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. The Company hereby agrees that service of any process, summons, notice or document by hand delivery or registered mail addressed to the Company, shall be effective service of process for any suit, action or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other court to whose jurisdiction the Company is or may in the future be subject, by suit upon judgment. The Company further agrees that nothing herein shall affect Performance Trust’s right to effect service of process in any other manner permitted by law or to bring a suit, action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

(Remainder of Page Intentionally Left Blank)

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Performance Trust the duplicate copy of this letter agreement enclosed herewith.

Very truly yours,

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

By:	/s/ R. Lee Burrows, Jr.
R. Lee Burrows, Jr.
Vice Chairman-Investment Banking

Accepted and agreed to as of the date first above written:

OCONEE FINANCIAL CORPORATION

By:	/s/ T. Neil Stevens
T. Neil Stevens
President, Chief Executive Officer and Director

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